
Partnership
that pays
NEW CAPITAL PLAN
MORE FLEXIBILITY. MORE REWARDS.

EXCITING NEWS: BOARD ADOPTS NEW CAPITAL PLAN



Greetings!

FHLBank Indianapolis is proud to announce that the Board of Directors has adopted a new Capital Plan that will go into effect on Saturday, September 26, 2020. Today we filed the new Capital Plan with the U.S. Securities and Exchange Commission.

We're confident the new plan will provide more opportunities for all of our members to partner with us.

Cindy Konich
President and CEO

Partnership
that pays

WE HEARD YOU

This Plan was developed in response to a comprehensive membership survey. This plan positions FHLBank Indianapolis to better serve the liquidity and asset-liability needs of our members in the long term. You will have more flexibility in maximizing your relationship with the bank.

Key changes in the Capital Plan:

1. Membership stock requirements will be calculated based on total assets instead of mortgage-related assets.
2. The Plan provides the flexibility for two options for Activity-based stock.
3. Advantage MPP users will have the flexibility to acquire activity stock related to their mortgage sales.
4. The Plan gives the Board the flexibility to establish different dividend rates for each stock class.

This chart provides a snapshot of the structure.

INTRODUCING FHLBANK INDIANAPOLIS'

NEW CAPITAL PLAN

More choices, greater flexibility for members.
Your activity delivers greater rewards.

OFFERINGS	**A STOCK** *Activity stock*	**B-1 STOCK** *Membership stock*	**B-2 STOCK** *Activity stock*
REDEMPTION	6-month	5-year	5-year
KEY FEATURES + BENEFITS	When available, this new stock class will give members additional stock redemption flexibility.	• Requirement based on total assets. This simplified formula eliminates time-consuming paperwork on mortgage asset calculation. • Converts automatically to B-2 Activity stock to support product usage. • All B stock not required for activity.	• B-2 stock reflects the stock members are required to own to support an FHLBank advance, line of credit, letter of credit, or MPP sales (for those MPP sellers that opt-in). • Converts automatically to B-1 stock when not required. • Under the new plan, B-2 stock has the potential to pay a higher dividend rate than B-1 or A stock.

THE PLAN

All FHLBank Indianapolis members are encouraged to read the Capital Plan and other related materials posted on our **website here.** If you have difficulty accessing the Capital Plan, please contact Todd Hargreaves.

WHAT'S NEXT

We know that you will have questions. You want to understand how the new Plan will impact your investment with the bank. We have planned the following:

Plan Requirements Communication. We will share details of the plan and how it will affect your institution via email by no later than September 11, 2020.

Webinars. We will send a schedule to members this September for webinars. There will be multiple opportunities to attend and ask questions. If you are unable to participate in any scheduled webinars, you can view a recording of the presentation.

Account Manager meetings. Account Managers will be available to host one-on-one sessions this fall, beginning in October.

We are with you every step of the way. Our team will be ready to work with you to:

- Walk you through the details of the Capital Plan.
- Help you model different stock scenarios by changing some of the assumptions related to your usage of FHLBank Indianapolis credit products and Advantage MPP.
- Help you maximize your membership through FHLBank Indianapolis services and activity.

THANK YOU

Thank you for being a vital part of the FHLBank Indianapolis membership.

We stand ready to serve you. Please contact your account manager or call our toll-free number (800-442-2568) with any questions.

CAPITAL PLAN

CONTACT US

Federal Home Loan Bank of Indianapolis
8250 Woodfield Crossing Blvd | Indianapolis, IN 46240